EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), effective as of July 1, 2004, is entered into between Pipeline Data Inc. (hereinafter the “Company”), a Delaware corporation, and Tom Tesmer (hereinafter “Employee”).

WHEREAS, the Company desires to employ the Employee and to be assured of its rights to his services in the position of Chief Technology Officer of the Company on the terms and conditions hereinafter set forth, and the Employee is willing to accept such employment on such terms and conditions;

NOW, THEREFORE, in consideration of the premises and other mutual agreements hereinafter set forth, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. Employment.

(a)           Chief Technology Officer.               The Company agrees to, and hereby does, employ Employee to perform the services and to discharge the duties of Chief Technology Officer. During the term of this Agreement, the Employee shall perform such duties as are consistent with an employee in the position of Chief Technology Officer. As Chief Technology Officer, Employee will report to the President/CEO and board of directors of the Company. Duties of the Chief Technology Officer include but are not limited to:

(i)            Develop, articulate and drive the achievement of the company’s technology vision

(ii)	Devise technology plans for the company
(iii)	Decide technology platforms of operations
(iv)	Identify new technologies and determine incorporation

(v)           Having overall responsibilities for the Company and divisions’ strategic and financial objectives as related to the technology platforms

2.             Term. The term of this Agreement and of the employment of Employee hereunder shall be for a term of three year commencing on the date hereof, and thereafter renewing for successive one year terms, each such term to commence on the successive anniversaries of the commencement date hereof, unless either party shall give ninety days’ notice of intention to terminate prior to the expiration of any such term, and subject to earlier termination as hereinafter provided.

3.	Acceptance of Employment.

(a)           Employee hereby accepts such employment for the compensation and upon the other terms and conditions provided for in this Agreement and agrees to use his or her best efforts to serve the Company faithfully and competently and to devote such business time as necessary to fulfill such employment so long as it shall continue hereunder. Notwithstanding the foregoing, Employee may engage in investing and related activities providing such activities do not detract from his ability to perform the duties set out hereunder.

(b)           Employee acknowledges that the services to be rendered by him under this Agreement require special training, skill, information and experience and that this Agreement is entered into for the purpose of obtaining such skilled services for the Company. Employee warrants and represents that he is under no contractual arrangement or agreement or provision under law or equity which prohibits or limits the rendering to the Company of the services contemplated by this Agreement.

4.	Compensation.

(a)           As compensation for the services contemplated by this Agreement, beginning July 1, 2004, the Company shall pay to Employee:

(i)            a base salary of TWELVE THOUSAND FIVE HUNDRED AND NO/100 Dollars ($12,500) per month, less all applicable taxes and payroll deductions, payable in accordance with customary Company procedures (the “Base Salary”)

(ii)           A sign-on bonus of 150,000 shares of the Company’s Common Stock, which shall vest in 36 equal monthly installments during the 36 month period from the date of this Agreement. As one reason for the Employee’s retention is to assist with mergers and acquisitions by the Company, then, notwithstanding the foregoing, all 150,000 such shares shall vest and be issued immediately upon the consummation of a merger or acquisition of a third party entity by the Company commenced after the date of this Agreement. Upon the acceleration of such vesting, the Company shall register these shares.

(iii)          One Million Five hundred thousand options to purchase the Company’s common stock (the “Options”), one-third of which shall vest on the first anniversary date of this agreement, one-third of which shall vest on the second anniversary of the date of this agreement and one-third of which shall vest on the third anniversary of the date of this agreement. The term of the Options shall be 5 years from vesting. The Options shall be issued in lots of 500,000, each lot being issued at the following respective strike prices: $1.50, $2.25 and $3.00.

(b)           Employee shall be entitled to receive four weeks vacation pay and shall also be entitled to such other employee benefits as the Board of Directors of the Company, from time to time, shall determine to be reasonable and feasible for the Company to provide for a Chief Technology Officer and no less favorable than the benefits provided to other executive officers of the Company or any subsidiary of the Company. These benefits shall include but shall not be limited to participation in the Company’s:

(i)	medical/health insurance plan;
(ii)	401(k) plan;

(iii)          Standard executive option plan as determined by the Board of Directors on an annual basis;

(iv)	Profit sharing plan;
(v)	Sick and bereavement pay; and

(vi)          Acceleration, vesting and parachute clauses upon a sale or acquisition of the Company.

(c)          The Company shall reimburse the Employee for all expenses reasonably incurred by him on behalf of the Company in accordance with Company policy regarding expenses and reimbursement thereof at the time the expenses are incurred.

5.             Nonassignment. No party hereto may assign any rights or obligations hereunder without the prior written consent of the other parties.

6.	Earlier Termination.

(a)           Notwithstanding any term of employment provided for in paragraph 2 hereof, the Company shall have the right to terminate this Agreement immediately, and without further obligation hereunder, for any of the following causes:

(i)            Conviction of, or a plea of guilty or nolo contendere by Employee to (A) any felony, or (B) any misdemeanor reflecting upon Employee’s honesty or truthfulness;

(ii)          Employee’s breach or negligent performance of his or her duties and obligations arising under this Agreement with the Company;

(iii)          Fraudulent conduct by Employee, either in connection with his or her duties as an employee of the Company or otherwise;

(iv)	Material breach of any policy, rule, or regulation of the Company;

(v)           the Employee dies or becomes mentally or physically incapacitated or disabled so as to be unable to perform his or her duties; or

(vi)          The good faith determination of the Board of Directors that Employee has failed to perform his or her duties to the Company in a satisfactory manner.

(b)           Notwithstanding the foregoing provisions of paragraph 6(a), the Company shall retain the right to terminate Employee’s employment at any time without Cause. If Employee’s employment hereunder shall be terminated by the Company for any reason other than for Cause (as defined in paragraph (a) above), then Employee shall be entitled to receive an amount equal to 12 months of his or her then Base Salary payable in accordance with the Company’s normal payroll policies.

( c )         Except for section a(i) and a (iii) the company shall be required to give written notice of reason for early termination and the employee shall have a 30 day to cure period .

7.	Non-Solicitation and Confidentiality.

(a)           In consideration for the benefits Employee is receiving hereunder, and for other good and valuable consideration, Employee agrees that during the period beginning on the date hereof and ending 18 months following the termination of Employee’s employment with the Company for any reason whatsoever, Employee directly or indirectly, whether as a shareholder, director, employee, officer or otherwise, shall not (i) solicit or hire any employee of the Company who was an employee of the Company at any time within the thirty (30) day period prior to the date of the termination of Employee’s employment; or (ii) interfere with, disrupt or attempt to disrupt any past, present or prospective business relationship, contractual or otherwise existing as of the date of the termination of Employee’s employment.

(b)           Employee further agrees that during the period beginning on the date hereof and ending 18 months following the termination of his or her employment, he will not voluntarily at any time, directly or indirectly, communicate, furnish, divulge or disclose to any individual, firm, association, partnership or corporation any knowledge or information (collectively, the “Information”) with respect to any matters concerning or relating to the business of the Company, including but not limited to, copies or originals of any information supplied to the Company. The foregoing restrictions with respect to the Information shall not apply to any Information which (i) on the date hereof or thereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, in violation of the terms hereof, (ii) was available to such party on a non-confidential basis prior to its disclosure, (iii) becomes available to such party on a non-confidential basis from a source other than the other party or its representatives, which source was not itself bound by a confidentiality agreement, or (iv) is disclosed pursuant to any legal requirement or in connection with any legal process.

(c)           Employee agrees and acknowledges that the violation of the covenants in this paragraph 7 would cause irreparable injury to the Company and that the remedy at law for any violation or threatened violation would be inadequate and that the Company shall be entitled to temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages. Employee represents that enforcement of a remedy by way of injunction will not prevent him from earning a livelihood. Employee further represents and admits that time periods contained in paragraph 7(a) are reasonably necessary to protect the interests of the Company and would not unfairly or unreasonably restrict Employee.

(d)           For purposes of this Section 7 only, references to the Company shall include any and all subsidiary companies of the Company existing now and as of the date of termination of this Agreement.

8.             Notices. Any notice or other communication under this Agreement shall be in writing and shall be sent by certified or registered mail, return receipt requested or by nationally recognized overnight courier service addressed to the respective parties as follows:

If to the Company:

PIPELINE DATA INC.

12 West Main Street

Brasher Falls, NY 13613

ATTENTION: Donald Gruneisen

With copies to:	Sheila Corvino, Esq.
(Which shall not	811 Dorset West Road
constitute notice)	Dorset, VT 05251
If to Employee:	Tom Tesmer

8335 Jacobs Ridge Lane

Cumming, GA 30040

Any such notice or other communication shall be deemed to have been given when deposited, postage paid, in the United States mail. Either of the above addresses may be changed at any time on 10 days’ prior notice given as above provided.

9.            Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware.

10.           Headings. The headings herein are for convenience of reference only and shall not be deemed to be part of the substance of this Agreement.

11.          Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and may be changed or supplemented only by a written agreement signed by the Employee and the Company.

12.           Modification. This Agreement may not be modified or amended in any way except in writing by the parties hereto.

13.          Enforceability; Severability. It is the intention of the Company and Employee that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the laws of the State of Delaware, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. In the event that any provision of paragraph 7 relating to the time period and/or geographical areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period and/or geographical areas of restriction such court deems reasonable and enforceable, said time period and/or geographical areas of restriction shall be deemed to become and thereafter be the maximum time period and/or geographical area of restriction that such court deems reasonable and enforceable.

14.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

Pipeline Data Inc.
By:	/s/ MacAllister Smith
Name:	MacAllister Smith
Title:	Chief Executive Officer

/s/ Tom Tesmer
Tom Tesmer

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